February 26, 2020

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

This letter confirms that Gerald Neugebauer, Bradford Berenson, Michael LaGatta, Ken Murphy and Joann Harris are authorized and designated to sign all securities-related filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, including Form ID Acknowledgements, on my behalf. This authorization and designation shall be valid until December 31, 2023 and supersedes the authorization and designation letter dated March 13, 2018.

Very truly yours,

/s/ James G. Coulter
James G. Coulter